                                                                   EXHIBIT 10.33

             [LOGO OF INTEGRATED ORTHOPAEDICS, INC. APPEARS HERE]

April 21, 1997



Mr. Alexis V. Lukianov
18 Elmtree Lane
Huntington Station, NY 11746


Dear Alex:

        This letter is to serve as an offer of employment with Integrated Orthopaedics, Inc. ("IOI") according and subject to the terms described below:

1. You are offered the position of Vice President, General Manager, an officer of IOI.
2. The specific duties of the position will be agreed upon between you and IOI's President within ninety (90) days after execution of this letter.
3. Your total cash compensation during your first twelve months of employment will be no less than $175,000 to be paid in a combination of Base Salary and Bonus (if you are employed for fewer than twelve months in any year, cash compensation will be reduced ratably.). Starting Base Salary will be $120,000. The future allocation of this cash compensation between Base Salary and Bonus will be agreed upon between you and IOI's President within ninety (90) days after execution of this letter.
4. When it is completed, you will participate in the executive compensation plan currently under review by IOI's Compensation Committee and any contradictions between that plan and this letter (except for the first year compensation and option grants) will be resolved in conformance with the plan.
5. Concurrently with your employment, you will receive options to purchase 32,500 shares of IOI common stock, par value $.001. These options will have an exercise price equal to $5.00 per share. These options will be substantially in the form attached to this letter.
6. Upon completion of a compensation plan, you will also receive options to purchase no less than 100,000 shares of IOI common stock, par value $.001, which amount may be increased, but not decreased, depending on the structure of the executive compensation plan, when finalized. These options will have an exercise price equal to the closing price of IOI's common stock on the American Stock Exchange on the day prior to the date of your grant. These options will vest at the rate of 20% per year over a five year period and will expire on the anniversary date in 2007.
7. In partial consideration for the issuance of the above referenced 32,500 options, you will agree not to compete with IOI for the duration of your employment as set forth in Section 7.2 of the Asset Purchase Agreement between BackCare Group, Inc. and IOI of even date herewith. The exact nature of the non-compete language and duration of the post-employment clause may be altered and is subject to the same conditions that will be imposed on other IOI officers.
    . If required, IOI will provide a relocation program in accordance with the attached addendum.
8. Your employment is subject to the closing of IOI's acquisition of substantially all the assets of BackCare Group, Inc.

     If this offer is acceptable to you please sign where indicated below. We look forward to a long and mutually satisfying relationship.

Very truly yours,                                AGREED and ACCEPTED:

/s/ RONALD E. PIERCE                             /s/ ALEXIS V. LUKIANOV
Ronald E. Pierce                                 Alexis V. Lukianov
President & COO                                  Date: 4-21-97
                                                      --------------